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                                                    Filed Pursuant to Rule 424B3
                                            Registration Statement No. 333-47089


                     EASTERN ENVIRONMENTAL SERVICES, INC.
              Supplement No. 1 to Prospectus Dated March 10, 1998


     This Prospectus Supplement is provided by Eastern Environmental Services, Inc., a Delaware corporation (the "Company"), to supplement the section - "Plan of Distribution" contained on pages 17 and 18 of the Company's Prospectus dated March 10, 1998 and included in the Company's Registration Statement on Form S-3 as filed with the Securities and Exchange Commission to reflect resales of the Shares by donees and pledgees of the Registered Stockholders. Thus, the first paragraph under the section "Plan of Distribution" contained in the Prospectus is hereby amended to read in full as follows:

     The Shares may be sold from time to time to purchasers directly by any of the Registered Stockholders or by pledgees, donees, transferees or other successors in interest, or, alternatively, any of the Registered Stockholders may from time to time offer the Shares through dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from a Registered Stockholder and/or the purchasers of the Shares for whom they may act as agent. Any discounts, commissions or concessions received by any such dealers or agents and any profits on the sale of Shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. This Prospectus may be used by any such pledgee, donee, transferee or other successor in interest to offer and sell the Shares, provided this Prospectus is appropriately supplemented to disclose the name and the number of shares beneficially owned by such person.


Dated: March 30, 1998